Exhibit 4.10

REVOLVING CREDIT FACILITY AGREEMENT NR. AGE 1613672

This Revolving Credit Facility Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is made as of April 15, 2025 (the “Execution Date”) by and between the Lender and the Borrower.

I) SUMMARY OF TERMS

(i) Lender
Itaú Unibanco S.A., Nassau Branch
Poinciana House South, East Bay Street
P.O. Box N-3930
Nassau, Bahamas
CC: Mundostar S.A.
Paraguay 2141, 18th floor, Office 1802
Montevideo, Uruguay, C.P. 11.800
At: Jorge Luis Marizcurrena Vejo

(ii) Borrower
Arcos Dorados B.V.
Address: Barbara Strozzilaan 101, 1083
HN Amsterdam, the Netherlands
Attention: Lucas Brizuela
Telephone: +5491147112000
A private liability company (besloten vennootschap), incorporated under the laws of the Netherlands and registered with the Netherlands Chamber of Commerce (Kamer van Koophandel) with number 34115939.

(iii) Total Committed Amount	US$25,000,000

(iv) Deposit Account	Account Number: JP MORGAN CHASE BANK NEW YORK CHASUS33XXX Account: [_______]

(v) Lender’s Account	JP MORGAN CHASE BANK NEW YORK SWIFT: CHASUS33 ITAU UNIBANCO S.A NASSAU BRANCH SWIFT: CBBABSNS ACCOUNT: [_________]

(vi) Principal Payment Date	For each Loan, shall be the dates specified in the corresponding Loan Request, provided that the final Principal Payment Date shall be the Commitment Termination Date.

(vii) Interest Payment Date	For each Loan, shall be the Principal Payment Date specified in the corresponding Loan Request, provided that the final Interest Payment Date shall be the Commitment Termination Date.

(viii) Interest Period	Shall be each period of one month beginning on an Interest Payment Date and ending on the next following Interest Payment Date.

(viii) Base Interest Rate	TERMSOFR + 2.80% (two point eighty percent) per annum.

(ix) Step-Up Interest Rate	TERM SOFR + 4.90% (four point ninety percent) per annum.

(x) Commitment Fee	0.70% per annum to be paid on July 15, 2025, October 15, 2025, January 15, 2026 and on the Commitment Termination Date.

(xi) Guarantee	A corporate guarantee duly executed by Arcos Dourados Comércio de Alimentos S.A.

(xii) Structuring Fee	US$137,500 to be paid within 90 days as from the Execution Date.

II) WHEREAS:

1.The Borrower has requested the Lender to extend credit to the Borrower according to the terms and conditions set forth in this Agreement; and
2.The Lender is willing to extend Loans from time to time to the Borrower, subject to the terms and conditions set forth herein,

NOW THEREFORE, in consideration of the premises set forth herein the Lender and the Borrower hereby agree as follows:

SECTION 1.    DEFINITIONS.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Agreement” has the meaning given to it in the Preamble;
“Affiliate” means with respect to any Person, any person directly or indirectly controlling, controlled by or under common control with such Person;
“Base Interest Rate” has the meaning set forth in clause (viii) of the Summary of Terms above;
“Borrower” has the meaning set forth in (ii) Summary of Terms above;
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks are required or authorized by law or by local proclamation to close in New York, New York, United States of America, and the Netherlands;
“Change of Control” means the occurrence of one or more of the following events:
(a)the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 30.0% of the voting power of the Voting Stock of Arcos Dorados Holdings, Inc.;
(b)individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of Arcos Dorados Holdings, Inc.;
(c)the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of Arcos Dorados Holdings, Inc., determined on a Consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or
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(d)the approval by the holders of Capital Stock of Arcos Dorados Holdings, Inc. of any plan or proposal for the liquidation or dissolution of Arcos Dorados Holdings, Inc., whether or not otherwise in compliance with this Agreement.
“Consolidated Total Assets” means, as of any date of determination, the total assets shown on the Consolidated balance sheet of Arcos Dorados Holdings, Inc. and its Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of business or operations by Arcos Dorados Holdings, Inc. and its Subsidiaries subsequent to such date and on or prior to the date of determination.
“CRR” means the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recuperação judicial, regime de administração especial temporária, concurso mercantil, quiebra or similar debtor relief laws of the United States of America and/or any other jurisdictions applicable to the Borrower from time to time in effect affecting the rights of creditors generally.
“Commitment” means the Lender’s obligation to make Loans from time to time to the Borrower in an aggregate principal amount not to exceed, at any time, the Total Committed Amount;
“Commitment Fee” has the meaning set forth in clause (x) of the Summary of Terms above;
“Commitment Termination Date” means April 14, 2026 (except that, if such date is not a SORF Banking Day, the Commitment Termination Date shall be the next preceding SORF Business Day);
“Default” means an Event of Default or event or condition that, but for the requirement that time elapse, notice be given or a determination be made hereunder, or any combination thereof, would constitute an Event of Default;
“Deposit Account” has the meaning set forth in clause (iv) of the Summary of Terms above;
“Disbursement Date” means, with respect to any Loan, the SOFR Banking Day within the Revolving Availability Period on which such Loan is disbursed hereunder;
“Documents” means this Agreement and its Exhibits, the Notes, the Loan Requests, the Guarantee Letter and any other related document (if applicable);
“Dollars”, “U.S. Dollars” and “US$” each means the lawful currency of the United States of America;
“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to economic or trade sanctions, terrorism or money laundering, including without limitation Executive Order 13224, the Patriot Act, the regulations administered by OFAC, the regulations administered by the European Union and by the United Nations, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707);
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“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit, hazardous material or genetically modified organism, or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, clean up, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief;
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety, labor conditions or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials;
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;
“EU Lists” has the meaning ascribed to it in Section 9(j);
“Event of Default” has the meaning set forth in Section 11 hereof;
“Execution Date” has the meaning given to it in the Preamble;
“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied throughout the periods involved.
“Governing Documents” of any Person means the charter and by-laws (or, as it pertains to the Borrower, its articles of association), articles of incorporation or other organizational or governing documents of such Person;
“Guarantee Letter” means a corporate guarantee duly executed by the Guarantor;
“Guarantor” means Arcos Dourados Comércio de Alimentos S.A.;
“Hedging Obligations” means the obligations of the Borrower pursuant to (i) any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements and/or other types of hedging agreements designed to hedge interest rate risk of the Borrower, (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which the Borrower is a party designed to hedge foreign currency risk of the Borrower, or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which the Borrower is a party designed to manage commodity risk of the Borrower.
“Historic Term SOFR” means, in relation to the Loan the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan and which is as of a day which is no more than one US Government Securities Business Day before the Quotation Day;
“Indebtedness” means (i) all indebtedness related to borrowed money (including, without limitation, bonds, debentures, notes, acceptance and letter of credit facilities or other instruments) or the deferred purchase price of property or services (excluding trade payable in the ordinary course of business); (ii) all guarantees to purchase or assure a creditor against loss in respect of the indebtedness of any Person; (iii) obligations as lessee which are or will be recorded as capital leases, (iv) assumed indebtedness of any Person and (v) Hedging Obligations;
“Interest Payment Date” has the meaning set forth in clause (vii) of the Summary of Terms above;
“Interest Rate” means, as the case may be, the Base Interest Rate or the Step-Up Interest Rate;
“Interpolated TERM SOFR” means, with respect to any Interest Period of the Loan, the rate per annum (rounded to the same number of decimal places as TERM SOFR), which results from interpolating on a linear basis between:
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(a)either:
(i) the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; and
(ii) if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and
(b)the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan;
“Lender” has the meaning set forth in clause (i) of the Summary of Terms above;
“Lender’s Account” means the Lender’s account set forth in clause (v) of the Summary of Terms above or any other account as the Lender may notify the Borrower from time to time;
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan” has the meaning ascribed to it in Section 2;
“Loan Request” means the Borrower’s request for each of the Loans, substantially in the form of Exhibit B hereto, executed by authorized signatories of the Borrower;
“Master Franchise Agreements” means the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America, the Borrower and the other parties thereto, and the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), between McDonald’s Latin America and the Guarantor.
“Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations or financial condition of the Borrower or the Guarantor and their respective Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantor, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Documents, or (c) the enforceability of the material obligations of any of the Borrower or the Guarantor or the rights and remedies of the Lender, in each case, under the Documents, or the validity, legality, binding effect or enforceability thereof.
“Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of the Netherlands.
“Non-Public Lender” means (i) until the publication of an interpretation of "public" as referred to in the CRR by the competent authority/ies: an entity which (x) assumes rights and/or obligations vis-à-vis the Borrower, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) ii.    as soon as the interpretation of the term "public" as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.
“Note” means the promissory note in the form of Exhibit C hereto, duly executed by authorized signatories of the Borrower, to be delivered by the Borrower to the Lender, for a principal amount equal to the principal amount of the relevant Loan;
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;
“OFAC Lists” has the meaning ascribed to it in Section 9(j);
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“Officer’s Certificate” means a certificate substantially in the form of Exhibit A hereto, duly executed by an authorized managing director of the Borrower, or any other person who is authorized to represent the Borrower;
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, United States Public Law 107-56;
“Permitted Holders” means (a) any Person that is an Affiliate of Arcos Dorados Holdings, Inc. prior to an event giving rise to a Change of Control (and not established as an Affiliate in order to effect what would otherwise be a Change of Control), (b) Woods W. Staton and any Related Party of Woods W. Staton and (c) any Person both the capital stock and the voting stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in clause (b).
“Permitted Liens” means any of the following:
(a)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings and any Liens arising automatically by operation of law in respect of Tax;
(b)Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;
(c)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;
(d)Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, customs duties, performance bonds, government performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Borrower or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower;
(f)Liens securing any judgments for the payment of money not constituting an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;
(g)(i) licenses, sublicenses, leases or subleases granted by the Borrower to other Persons not materially interfering with the conduct of the business of the Borrower and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement to which the Borrower is a party;
(h)Liens upon specific items of inventory or other goods and proceeds of the Borrower securing the Borrower’s obligations in respect of bankers’ acceptances issued or created for the account of the Borrower to facilitate the purchase, shipment or storage of such inventory or other goods;
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(i)Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the Borrower in the ordinary course of business of the Borrower;
(j)Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(k)Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the applicable person, including rights of offset and set-off;
(l)deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower and any Liens thereon;
(m)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;
(n)Liens securing the obligations of the Borrower pursuant to Hedging Obligations;
(o)Liens securing any Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under this definition not incurred pursuant to clause (q) or (s) hereof; provided that such new Liens:
(i)are no less favorable to the Lender and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and
(ii)do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced by such refinancing Indebtedness;
(p)Liens securing acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant merger, consolidation or amalgamation; provided that (i) such Liens secured such acquired Indebtedness at the time of and prior to the incurrence of such acquired Indebtedness by the Borrower and were not granted in connection with, or in anticipation of the incurrence of such acquired Indebtedness by the Borrower, and (ii) such Liens do not extend to or cover any property of the Borrower other than the property that secured the acquired Indebtedness prior to the time such Indebtedness became acquired Indebtedness of the Borrower and are no more favorable to the lienholders than the Liens securing the acquired Indebtedness prior to the incurrence of such acquired Indebtedness by the Borrower;
(q)purchase money Liens securing purchase money Indebtedness or capital lease obligations incurred to finance the acquisition or leasing of property of the Borrower used in the business of the Borrower and its Subsidiaries; provided that (i) the related purchase money Indebtedness does not exceed the cost of such property and will not be secured by any property of the Borrower other than the property so acquired and (ii) the Lien securing such Indebtedness will be created within 365 days of such acquisition;
(r)Liens arising under any Permitted Receivables Financing;
(s)Liens securing an amount of Indebtedness outstanding at any one time not to exceed the greater of (i) U.S.$50,000,000 (or the equivalent in other currencies) or (ii) 7.5% of Consolidated Total Assets;
(t)Liens on the capital stock of any Subsidiary;
(u)Liens existing on the date of this Agreement and any extension, renewal or replacement thereof;
(v)Any Liens and any joint and several liability in respect of Tax, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes; or
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(w)any security right arising under clause 24 of the general terms and conditions (in Dutch: algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (in Dutch: Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.
“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Subsidiary and enters into a third party financing thereof on terms that the board of directors of the Borrower or such Subsidiary has concluded are customary and market terms fair to such Person.
“Person” means any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any governmental authority;
“Principal Payment Date” has the meaning set forth in clause (vi) of the Summary of Terms above;
“Proceedings” means any suit, action or proceeding which may arise out of or in connection with this Agreement;
“Process Agent” has the meaning ascribed to it in Section 13.2;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days));
“Reference Rate” means, in relation to the Loan (a) the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of that Loan or (b) as otherwise determined pursuant to Clause 6.2 (Unavailability of Term SOFR); provided that if the Reference Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Related Party” means, with respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.
“Restriction Lists” has the meaning ascribed to it in Section 9(j);
“Restriction List Violation” has the meaning ascribed to it in Section 10(i);
“Revolving Availability Period” means the period from and including the Execution Date to but excluding the Commitment Termination Date.
“Revolving Credit Exposure” means, at any time, the aggregate principal amount of the Loans then outstanding.
“Securitization Subsidiary” means (a) a Subsidiary that is designated a “Securitization Subsidiary” by the Board of Directors of the Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which is guaranteed by the Borrower or any Subsidiary, is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way, subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (d) with respect to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve its financial
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condition or cause it to achieve certain levels of operating results other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
“Security” means a mortgage, charge, pledge, lien or any other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect;
“Step-Up Interest Rate” has the meaning set forth in clause (ix) of the Summary of Terms above;
“SOFR” means a rate per annum equal to the Secured Overnight Financing Rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of Secured Overnight Financing Rate) published by the SOFR Administrator on the SOFR Administrator’s Website, provided that if SOFR screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate);
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the Secured Overnight Financing Rate identified as such by the SOFR Administrator from time to time;
“SOFR Banking Day” means any Business Day and, in relation to the fixing of the Interest Rate, a day which is a US Government Securities Business Day;
“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% (fifty percent) of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person;
“TERM SOFR” means the Term SOFR Reference Rate administered by CME Group Benchmark Administration Ltd (or any other person that takes over the administration of such rate) for the relevant period, published by CME Group Benchmark Administration Limited as displayed on the applicable Bloomberg screen page that displays such rate (or on any successor or substitute page on such screen, or on the appropriate page of such other information service that publishes such rate from time to time);
“Total Committed Amount” has the meaning set forth in clause (iii) of the Summary of Terms above;
“UN Lists” has the meaning ascribed to it in Section 9(j).
“U.S. Government Securities Business Day” means any day other than (1) a Saturday or a Sunday and (2) a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.

SECTION 2.    COMMITMENT; PURPOSE OF THE LOAN; DISBURSEMENT; EVIDENCE OF INDEBTEDNESS; CANCELLATION

2.1    The Lender hereby agrees, upon the terms and subject to the conditions hereof, to make revolving loans (each such loan, a “Loan”) to the Borrower, from time to time on any SOFR Banking Day during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding the Total Committed Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. Each Loan shall be made as part of a borrowing made by the Lender in accordance with its Commitment. The Commitment which, at that time, is unutilized shall be immediately cancelled at the end of the Revolving Availability Period.
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2.2    Each Loan shall be in a minimum amount of US$3,000,000 and integral multiples of US$1,000,000 in excess thereof and for a minimum tenor of 30 days. More than one Loan may be outstanding at the same time.
2.3    The Borrower’s obligation to pay the principal of each Loan hereunder and other amounts due hereunder, including but not limited to interest on overdue principal, shall be evidenced by a Note. As additional evidence of such indebtedness, the Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to the Lender resulting from the Loans, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder, and such records shall be conclusive and binding on the Borrower absent manifest error.
2.4    The Borrower covenants that it will use the proceeds of the Loans for corporate purposes.
2.5    The Borrower may, upon not less than 5 (five) days’ irrevocable written notice to the Lender, request the Lender to cancel the undisbursed portion of all or part of the Commitment on the date specified therein. The Lender shall, by notice to the Borrower, cancel the undisbursed portion of the Commitment as of that specified date provided that the Lender has received (i) any accrued and unpaid fees and other amounts under the Documents (whether or not then due and payable), (ii) any accrued but unpaid increased costs amounts pursuant to Section 8, (iii) any applicable breakage costs attributable to any such cancellation as determined at the Lender’s discretion pursuant to Section 18(b) hereof; and (iii) cancellation fee in respect of the undisbursed portion of the Loans so cancelled in an amount in Dollars equal to 2.0% (two percent) of the cancelled portion of the Commitment. Any portion of the Commitment that is cancelled under this Section 2.5 may not be reinstated or disbursed.
2.6    Unless previously terminated, the Commitment shall automatically terminate on the Commitment Termination Date.

SECTION 3.    CONDITIONS PRECEDENT.
(a) The Agreement and the obligations of the Lender to make Loans hereunder shall become effective on such date the Lender shall have received each of the following documents, each of which shall be reasonably satisfactory to the Lender in form and substance:
     (A) this Agreement and any other related document, in each case duly executed on behalf of the Borrower;
     (B) copies of the Governing Documents of the Borrower then in force and effect;
     (C) an Officer’s Certificate dated the Execution Date from an authorized managing director of the Borrower, or any other person who is authorized to represent the Borrower, together with all attachments thereto;
     (D)
     (E) legal opinions at the Borrower’s expense, addressed to the Lender (as of the Execution Date) and dated the Execution Date, from NautaDutilh New York P.C regarding the applicable laws of the Netherlands to this Agreement and covering the points of opinion contemplated in Exhibit D, which is satisfactory to the Lender;
     (F) written evidence of the appointment of the Process Agent for a term at least 6 (six) months after the final Principal Payment Date; and
     (H) copies of all governmental approvals, if any, required for the making and/or maintenance of the Loan and the performance of all obligations and transactions contemplated by the Documents, and copies of all approvals and consents of all other Persons necessary, if any, for the making or maintenance of the Loan, if any.

(b) The Lender shall have no obligation hereunder to disburse any Loan, unless:
    (A) the Lender has received from the Borrower, at least 3 (three) SOFR Banking Days prior to the proposed Disbursement Date all of the following documents in form and substance satisfactory to the Lender:
    (i) a duly executed Loan Request with all required information for the Loan; and
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    (ii) the Note for the Loan, duly executed by the Borrower;
    (C) the sum of the aggregate principal amount of the Loans previously borrowed hereunder, plus the aggregate principal amount of the Loans requested but not yet disbursed does not and will not, after giving effect to the Loan requested, exceed the Total Committed Amount;
    (D) the Borrower shall have fulfilled any requirement of law and/or of its respective Governing Documents (if applicable) to make the undertakings by the Borrower under the Documents valid and legal acts;
    (E) no change in the laws or regulations or in the interpretation thereof shall have occurred which would affect the Lender’s rights with respect to any of the Documents and/or the repayment of the Loan;
    (F) the requested Disbursement Date is a SOFR Banking Day within the Revolving Availability Period;
(G) as of the Disbursement Date, and both before and after giving effect to the requested Loan, no Default shall have occurred and be continuing;
(H) the representations and warranties set forth in Section 9 hereof are true on and as of such Disbursement Date as if made on such date and both before and after giving effect to the Loan; and
(I) the duly executed Guarantee Letter in favor of the Lender, and granted to the Lender in form and substance reasonably satisfactory to the Lender.

SECTION 4.    AVAILABILITY OF THE LOAN; DISBURSEMENT; FEES.
4.1    The Lender’s receipt of the Loan Request shall irrevocably oblige the Borrower to borrow the requested Loan on the Disbursement Date therein stated upon the terms and subject to the conditions contained herein.
4.2    If the conditions precedent set forth in Section 3 above have been satisfied, then the Lender will disburse the requested Loan to the Borrower on the Disbursement Date by crediting the Deposit Account on behalf of the Borrower, as specified in the Loan Request.
4.3    The Borrower agrees to pay to the Lender the Commitment Fee on the average daily unused amount of the Commitment, which shall accrue at a rate per annum equal to the Commitment Fee during the period from and including the Execution Date to but excluding the Commitment Termination Date. Accrued Commitment Fee shall be payable in the dates specified the Summary of Terms above. For purposes of computing the Commitment Fee, the Commitment shall be deemed to be used to the extent of the Revolving Credit Exposure at such time.
4.4    The Borrower will pay to the Lender the Structuring Fee within 90 days as from the Execution Date.

SECTION 5.    SCHEDULED REPAYMENT.
    Subject to Section 7.5 below, each Loan shall be due and, together with any other amounts due an unpaid under the Documents, repaid in full by the Borrower to the Lender in one installment on the Principal Payment Date that is specified in the relevant Loan Request, provided, however, that the entire principal amount of each Loan must be paid in full by the Commitment Termination Date.

SECTION 6.    INTEREST.
6.1.    Interest Rate and Payment.
6.1.1. The Borrower shall pay interest to the Lender on the outstanding principal amount of each Loan for the period from and including the Disbursement Date thereof to and excluding the due date or the date such Loan is repaid in full.
6.1.2. Each Loan shall bear interest at the following Interest Rates: (a) any Loan made on any Disbursement Date on which the Revolving Credit Exposure shall be, after giving effect to the disbursement thereof, equal to or lower than 50% (fifty percent) of the Total Committed
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Amount, at the Base Interest Rate; and (b) any Loan made on any Disbursement Date on which the Revolving Credit Exposure shall be, after giving effect to the disbursement thereof, higher than 50% (fifty percent) of the Total Committed Amount, at the Step-Up Rate.
6.1.3. Accrued interest shall be payable in arrears on the relevant Interest Payment Date.
6.2.    Unavailability of Term SOFR.
(a)Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(b)Historic Term SOFR: If paragraph (a) above applies but it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Loan, provided that the TERM SOFR determined pursuant to this sentence shall be used for purposes of calculation of the Interest Rate no more than once during the period of the Loan
(c)If the event described in (b) has already occurred once, the Reference Rate shall be, the rate to be reasonably determined by the Lender, through a written notice of such determination to the Borrower.

SECTION 7.    PAYMENTS, COMPUTATION, OVERDUE INTEREST, BREAK-FUNDING COST.
7.1    The Borrower shall make each payment hereunder and under any Document delivered in connection herewith not later than 12:00 noon (New York City time) on the SOFR Banking Day when due in freely transferable and immediately available Dollars without setoff or counterclaim to the Lender at the Lender’s Account. For the purposes of clarification, if funds are blocked or frozen upon receipt at such account pursuant to any Economic and Trade Sanctions and Anti-Terrorism Laws, then such funds will not constitute payment hereunder.
7.2    All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed. Interest shall accrue from and including the Disbursement Date to but excluding the date the Loan is repaid in full. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and each Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Lender limiting rates of interest which may be charged or collected by the Lender and, in such event, the rates of interest shall be reduced to the maximum permitted by the applicable law.
7.3    Any amount of principal, interest or any other amount due hereunder or under any Note which is not paid when due shall bear interest from the due date thereof until the date the Lender receives payment of such amount in full at an interest rate equal to 2.0% (two percent) per annum in excess of the Interest Rate that would otherwise be applicable to the relevant Loan, payable on demand, but, only to the extent permitted by applicable law (if not permitted by applicable law, such amount shall bear interest at the maximum rate permitted by applicable law). The daily accrued amount of such interest shall be compounded and be deemed to be an additional principal amount of the relevant Loan.
7.4    Whenever any payment to be made hereunder or under any Document delivered hereunder is stated to be due on a day other than a SOFR Banking Day, such payment shall be made on the SOFR Banking Day immediately following such day in that calendar month (if there is one) or the preceding SOFR Banking Day (if there is not).
7.5    The Borrower may prepay any Loan, or any portion thereof, on any SOFR Banking Day, for which purpose it shall deliver an irrevocable notice to the Lender substantially in the form of Exhibit E, no later than 11:00 A.M., New York City time, at least 5 (five) SOFR Banking Days prior to the proposed prepayment date thereof. Prepayment of any Loan under this Section 7.5 shall be accompanied by (i) any and all accrued interest to the date of such prepayment on the outstanding principal amount of such Loan, and (ii) to the extent that such prepayment date is not an Interest Payment Date or a Principal Payment Date, any break-funding costs, as determined pursuant to Section 19(b) hereof.
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7.6    If on any SOFR Banking Day for any reason the Revolving Credit Exposure at any time exceeds the Total Committed Amount then in effect, the Borrower shall, immediately upon receipt of notice thereof by the Lender, prepay the Loans pro rata in an aggregate amount equal to such excess.

SECTION 8.    TAXES; INCREASED COSTS.
8.1    Any and all payments made by the Borrower hereunder or under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect to such payments excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Document), (b) Taxes assessed under the laws of The Netherlands, if and to the extent (i) such Taxes become payable as a result of the Lender having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in the Borrower or (ii) such Taxes are imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021), in effect as of the date hereof, or (c) taxes that would not have been imposed but for a failure by the Lender to comply with Section 8.5 hereof (the “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under each Note, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, and (c) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
8.2    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to the Documents (hereinafter referred to as “Other Taxes”).
8.3    The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Should any doubt arise as to the correctness or legality of such Taxes or Other Taxes, the Borrower shall, after duly indemnifying the Lender, be entitled to contest such correctness or legality of such Taxes or Other Taxes before the relevant taxation authority. Payment by the Borrower under this indemnification shall be made within ten (10) SOFR Banking Day from the date the Lender makes written demand therefor.
8.4    Within 20 (twenty) days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.
8.5    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Document, the Lender shall deliver to the Borrower and the applicable withholding agent, at the time or times reasonably requested by the Borrower or such applicable withholding agent, such properly completed and executed documentation reasonably requested by the Borrower or such applicable withholding agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower or such applicable withholding agent, shall deliver such other documentation or information prescribed by applicable law or reasonably requested by the Borrower or such applicable withholding agent as will enable the Borrower or the applicable withholding agent to determine whether or not the Lender is subject to any
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withholding tax (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
8.6    Except with respect to Taxes or Other Taxes (which are indemnifiable under Sections 8.1, 8.2 and 8.3), if any imposition, modification or applicability of any reserve, special deposit, capital requirement, capital adequacy or other similar requirements, or change in the basis of taxation is made or imposed and the result of any of the foregoing is to increase the cost to the Lender of funding, making or maintaining the Loan or to reduce any amount to be received by the Lender with respect to any Loan, then the Borrower shall immediately pay to the Lender additional amounts in order to fully compensate the Lender for such increased cost or reduced amount. A certificate of the Lender setting forth the basis for the determination of such additional amounts necessary to compensate the Lender as provided herein shall be conclusive and binding, absent manifest error. The Borrower shall pay the Lender the amount shown due on such certificate within ten (10) Business Days after receipt thereof.
8.7    Without prejudice to the survival of any agreement of the Borrower, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of all principal, interest and other amounts hereunder or under each Note.

SECTION 9.        REPRESENTATIONS AND WARRANTIES.
    The Borrower hereby makes the following representations and warranties to the Lender as of the date hereof, and hereby agrees that each representation and warranty contained herein shall be deemed repeated in the Loan Request and on the Disbursement Date as if made on and as of such dates:
    (a) it has been duly incorporated and validly existing as a private company with limited liability (besloten vennootschap) with all power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under the Documents;
    (b) the execution, delivery and performance of the Documents are within its corporate powers, have been authorized by all necessary corporate or other action and do not contravene any existing law, regulation, rule, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, its Governing Documents, or any contract or other restriction binding or affecting it or its property;
    (c) this Agreement has been, and each Note when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each Note when delivered hereunder will be, legal, valid and binding obligations of, and enforceable against the Borrower in accordance with the respective terms thereof, except as enforceability may be limited by applicable Debtor Relief Laws;
    (d) there are no pending or, to the knowledge of the Borrower, threatened Proceedings against or affecting the Borrower before any court, governmental agency or arbitrator, which would reasonably be expected to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, property or business of the Borrower, or which purport to affect the legality, validity or enforcement of the Documents or the ability of the Borrower to perform its obligations thereunder;
    (e) the payment obligations of the Borrower under the Documents rank at least pari passu in priority of payment with all its other senior unsecured Indebtedness, other than obligations which are preferred or otherwise have priority by operation of law;
    (f) neither the Borrower nor any of its property or assets has any immunity (sovereign or otherwise) from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction;
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    (g) to ensure the legality, validity, enforcement or admissibility in evidence of the Documents in the Netherlands or in any New York State Court or in any U.S. Federal court sitting in the City of New York, as applicable, it is not necessary that the Documents or any other document be filed or recorded with any court or other authority in the Netherlands or with any New York State or any U.S. Federal court sitting in the City of New York, or that any court or similar tax be paid on or in respect of the Documents or that any stamp or similar tax be paid on or in respect of the Documents. The choice of New York law is enforceable against the Borrower;
    (h) all licenses, approvals, authorizations and/or consents, including all governmental approvals, necessary for the execution, delivery and/or performance by the Borrower of the Documents have been obtained and are in full force and effect;
    (i) the financial statements of the Borrower as of its most recent fiscal year end, copies of which have been delivered to the Lender, represent its respective financial condition as of such date in accordance with GAAP consistently applied, and since such date there has been no material adverse change in such condition;
    (j) neither the Borrower nor, to the best of its knowledge, any Person holding any legal or beneficial interest whatsoever in the Borrower (whether directly or indirectly) (i) is named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any list of Persons issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the date hereof, or any similar list issued by OFAC (the “OFAC Lists”), by the European Union (or any of its members) (the “EU Lists”) or by the United Nations (the “UN Lists”) (the OFAC Lists, the EU Lists and the UN Lists collectively, the “Restriction Lists”); (ii) are Persons determined by the Secretary of the Treasury of the United States, the United Nations or the European Union (or its members) to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the Restriction Lists; or (iii) have conducted business with or engaged in any transaction with any Person identified in (i) or (ii) above;
    (k) there is nothing of which it is aware which would be reasonably likely to have a Material Adverse Effect on its financial condition, operations, properties or business which has not been disclosed to the Lender in writing in connection with or pursuant to the terms of this Agreement. All information supplied by the Borrower to the Lender relating to it was true and accurate in all material respects as of the date supplied, and did not as of such date, and does not as of the date hereof, in each case viewed individually or in the aggregate, omit to state any material information necessary to make the information therein contained, in light of the circumstances under which such information was supplied, not misleading;
    (l) there is no Dutch stamp, registration or other or similar documentary Dutch tax, duty, impost, deduction imposed (whether by withholding or otherwise) by the Netherlands (including any political subdivision thereof) or any other governmental authority on or by virtue of the execution or delivery of this Agreement or any other document required to be delivered hereunder or thereunder;
    (m) any certificate signed by any officer of the Borrower and delivered pursuant to this Agreement shall be deemed a representation and warranty by the Borrower to the Lender as to the matters covered thereby;
    (n) the operations and properties of the Borrower comply in all material respects with all applicable Environmental Laws and Environmental Permits and all applicable biosafety laws, including, but not limited to, laws and regulations related to genetically modified organisms, if applicable, to their business; and
    (o) no Event of Default has occurred or is continuing as of the date hereof.

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SECTION 10.    COVENANTS.
    So long as any Revolving Credit Exposure shall remain outstanding hereunder or under any Note or the Lender shall have any Commitment hereunder to make a Loan, the Borrower will, unless the Lender shall otherwise consent in writing:
    (a) comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) paying when due all taxes, assessments and governmental charges imposed upon the Borrower or upon its properties except to the extent contested in good faith, (ii) obtaining and maintaining in effect all approvals or authorizations of, or registrations or filings with, any governmental authority or regulatory body which may at any time be required with respect to the execution, delivery and performance of the Documents, (iii) complying with any Environmental Laws and Environmental Permits and all applicable biosafety laws, including without limitation laws and regulations related to genetically modified organisms as applicable to its business (and cause any Person operating or occupying its properties to comply with it), and (iv) obtaining and renewing all Environmental Permits necessary for its operation and providing the Lender with copies thereof upon request;
    (b) furnish to the Lender as soon as available and in any event within 120 (one hundred and twenty) days after the end of each fiscal year, a copy of its financial statements for such year certified by independent public accountants of nationally recognized standing;
    (c) provide to the Lender as soon as possible and in any event within 5 (five) days after the occurrence of an Event of Default, or of an event that with the giving of notice or lapse of time or both would constitute an Event of Default, a statement signed by an authorized officer of the Borrower setting forth the details of such Event of Default or event and the action that the Borrower has taken or proposes to take with respect thereto; and such other information with respect to its business, properties or its condition or operations, financial or otherwise, as the Lender may from time to time reasonably request;
    (d) maintain, preserve and keep its properties and assets which are necessary to it for the conduct of its business in good repair and working order (ordinary wear and tear excepted);
    (e) preserve and maintain its corporate existence and, if applicable, good standing in the jurisdiction of its incorporation;
    (f) not enter into any merger, consolidation, or amalgamation, or liquidate, wind up or dissolve or enter into any reorganization or similar restructuring, except for a merger, consolidation or amalgamation with companies that are a direct or indirect Subsidiary of the Borrower or the Borrower’s current direct or indirect shareholders;
    (g) not make any material change in the nature of its business or operations as carried on at the date hereof;
    (h) ensure that the payment obligations of the Borrower under the Documents rank at least pari passu in priority of payment with all it other senior unsecured Indebtedness, other than obligations which are preferred or otherwise have priority by operation of law;
    (i) (i) not knowingly conduct business with or engage in any transaction with any Person named on any of the Restriction Lists or any Persons determined by the Secretary of the Treasury of the United States pursuant to Executive Order 13224 to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the Restriction Lists or any person in sanctioned countries (as such list of sanctioned countries may be modified from time to time); (ii) if the Borrower obtains actual knowledge or receives any written notice that it or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly), is named on any of the Restriction Lists (such occurrence, an “Restriction List Violation”), the Borrower will immediately (A) give written notice to the Lender of such Restriction List Violation, and (B) comply with all applicable laws with respect to such Restriction List Violation (regardless of whether the party included on any of the Restriction Lists is located within the jurisdiction of the United States of America or the European Union (or any of its members)), including, without limitation, the Economic and
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Trade Sanctions and Anti-Terrorism Laws. The Borrower hereby authorizes and consents to the Lender taking any and all steps it deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such Restriction List Violation, including, without limitation, the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets); and (iii) the Borrower will (A) comply at all times with the requirements of all Economic and Trade Sanctions and Anti-Terrorism Laws, applicable economic or trade sanctions, terrorism and money laundering laws, (B) ensure that the Lender will not be subject to any adverse consequence under any such laws applicable to the Lender as a consequence of its entry into and/or performance of the transactions contemplated by this Agreement, (C) ensure that the proceeds of the Loan will not be used to facilitate transactions involving sanctioned countries (as such list of sanctioned countries may be modified from time to time) or Persons named on any of the Restriction Lists; and (D) upon the Lender’s request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 10(i). Any provisions in this Document relating to Economic and Trade Sanctions and Anti-Terrorism Laws shall not apply in respect of a party to the extent that it would result in that party violating, or conflicting with EU Regulation (EC) 2271/96 (or any national legislation enacted pursuant to it) or any similar anti-boycott statute applicable to that party;
    (j) not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or any substantial part of the assets of the Borrower;
    (k) not create, incur, assume or suffer to exist any lien upon the whole or any part of its undertakings, properties, assets or revenues whether now owned or hereafter acquired (including any uncalled capital), except for any Permitted Lien;
    (l) not make or permit any material changes in accounting policies or reporting practices, except as required by applicable law and generally accepted by accounting principles;
    (m) (i) inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same but no later than (5) five days thereafter if any new Environmental Action has been commenced or, to the knowledge of the Borrower, is threatened against the Borrower and of any facts or circumstances which will or are reasonably likely to result in any Environmental Action being commenced or threatened against the Borrower and shall provide the Lender with an action plan describing all steps that should be taken in order to dismiss such Environmental Action or remedy such facts or circumstances, and (ii) make adequate reserves for such Environmental Action whether or not commenced;
    (o) promptly furnish to the Lender such other information with respect to its business, properties or its condition or operations, financial or otherwise, as the Lender may from time to time reasonably request.

SECTION 11.    EVENTS OF DEFAULT.
    If any of the following events (each an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay when due (by acceleration or otherwise) in accordance with the terms of the Documents (i) the principal of any Loan due and payable hereunder or under any Note or (ii) any interest, fee or any other amount due and payable hereunder or thereunder within five (5) days after any such amount becomes due in accordance with the terms thereof; or
     (b) any representation or warranty made by the Borrower or the Guarantor (or any of their respective officers or agents) under or in connection with the Documents or in any certificate, agreement, document or statement delivered hereunder or thereunder, shall prove to have been false, incorrect or misleading in any material respect when made or deemed to have been made; or
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     (c) the Borrower or the Guarantor, as applicable, shall fail to perform or observe any other term, covenant or agreement contained in the Documents to which each is a party and such default shall continue unremedied for a period of 30 days after the Borrower’s or the Guarantor’s receipt, as applicable, of written notice thereof from the Lender; or
    (d) any governmental or other authorization or approval necessary to enable the Borrower to comply with any of its obligations under the Documents shall be revoked, withdrawn or withheld or shall otherwise fail to be issued or remain in full force and effect and such default shall not be remedied within thirty (30) days of the date of such occurrence; or
     (e) any material provision of the Documents shall for any reason cease to be valid and binding on the Borrower or the Guarantor, or the Borrower or the Guarantor shall so state in writing, in each case, as applicable; or
     (f) it is or will become unlawful for the Borrower or the Guarantor to perform or comply with any one or more of their material obligations under the Documents to which each it is a party; or
     (g) the Borrower or the Guarantor, as the case may be, shall fail to maintain its respective good standing (if applicable) and existence as a corporation validly organized and existing under the laws of their respective jurisdiction of incorporation; or
    (h) the Borrower or the Guarantor, as the case may be, shall (i) fail to pay any Indebtedness having an aggregate principal amount in excess of U.S.$40,000,000 for which it is liable, whether contingently or otherwise, as obligor, guarantor or otherwise, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any such agreement or any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to cause that any such Indebtedness shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), in each case prior to the stated maturity thereof; or
     (i) the aggregate amount of unsatisfied judgments, decrees or orders for the payment of money against the Borrower or the Guarantor, as the case may be, equals or exceeds 1% (one percent) of its respective net worth; or
     (j) there is a Change of Control; or
     (k) the Borrower or the Guarantor shall: (i) generally not, or be unable to, or shall admit in writing their inability to, pay their debts as such debts become due; (ii) make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for it or any substantial part of their assets; (iii) commence any proceeding under any bankruptcy, insolvency, judicial reorganization, extra judicial reorganization, arrangement, readjustment of debt, dissolution, winding-up or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) have had any such petition or application (as described in (ii) above) filed or any such proceeding (as described in (iii) above) shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding is not dismissed within 60 (sixty) days of such filing or commencement; or (v) by any act or omission indicate their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of their property; or
     (l) any competent authority shall declare a moratorium on the payment of Indebtedness by the Borrower or the Guarantor, or shall take any measure which has the effect of prohibiting, preventing or delaying the remittance of Dollars by the Borrower or the Guarantor to the Lender or the convertibility of local currency to Dollars; or
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     (m) (i) any step is taken by any government agency or any Person acting or purporting to act under authority of any government (de jure or de facto) with a view to the seizure, compulsory acquisition, custody, control, expropriation or nationalization of all or a material part of the assets or shares of the Borrower or the Guarantor or (ii) all or any substantial part of the assets of the Borrower or the Guarantor shall be condemned, seized or otherwise expropriated, or custody or control of such property shall be assumed by any Person or agency acting or purporting to act under authority of any government (de jure or de facto); or
     (n) any Master Franchise Agreement is terminated or for any reason ceases to be valid and binding on any of the parties thereto, or the Borrower or the Guarantor so states in writing, as the case may be, then, (i) if such Event of Default occurs under Section 11(k) above, then the Lender’s Commitment to make Loans shall automatically terminate, and each Note, the aggregate outstanding principal amount of each Loan and all other amounts payable under this Agreement and the Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) if such Event of Default occurs under any other clause of Section 11 above, then the Lender may by notice to the Borrower (A) terminate its Commitment to make Loans and/or, as the case may be, (B) declare each Note and the aggregate outstanding principal amount of each the Loan and all other amounts payable under this Agreement and the Documents to be forthwith due and payable, whereupon each Note, each Loan and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding any other rights the Lender may have under any applicable law and hereunder, the Borrower agrees that upon the occurrence of an Event of Default, the Lender shall have the right to set-off and/or apply any of the property of the Borrower held by the Lender or thereafter coming into the Lender’s possession (including account balances) to a reduction of the obligations of the Borrower hereunder and under the Notes in such order as the Lender may deem appropriate.

SECTION 12.    GOVERNING LAW.
    The Documents shall be governed by and construed in accordance with the laws of the State of New York, United States of America, including, without limitation, Section 5-1401 of the New York General Obligations Law, but excluding any conflicts of law principles that would lead to the application of the laws of another jurisdiction. The Borrower agrees that any judgment against the Borrower of a State or Federal court sitting in the State of New York may be enforced against the Borrower in the courts of Netherlands in the manner provided under Dutch law.

SECTION 13.    CONSENT TO JURISDICTION; SERVICE OF PROCESS.
13.1    The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City of New York in any Proceeding and irrevocably agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower represents, warrants and covenants that the submission of the Borrower to the jurisdiction of the courts referred to herein does not contravene the law of Netherlands.
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13.2    The Borrower hereby irrevocably appoints National Registered Agents, Inc., currently having an address at 28 Liberty Street, New York, NY 10005, United States of America (the “Process Agent”), as its agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any Proceeding in the state courts sitting in the City of New York, New York, United States of America or in the United States District Court for the Southern District of New York in respect of this Agreement and agrees that service in such manner shall, to the fullest extent permitted by law, be deemed effective service of process upon it in any such suit, action or proceeding. The Borrower further agrees that failure by a Process Agent to notify it of any process will not invalidate the relevant Proceeding. If for any reason such Process Agent shall cease to be available to act as such, the Borrower agrees to designate a new Process Agent in the City of New York, on the terms and for the purposes of this provision, provided that the new Process Agent shall have accepted such designation in writing before the termination of the appointment of the prior Process Agent. The Borrower irrevocably consents to the service of process in any Proceeding by the mailing of copies of such process to the Borrower at its address specified pursuant to Section 20 hereof.
13.3    This Section 13 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking Proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent Proceedings in any number of jurisdictions.
13.4    Nothing in this Agreement shall affect the right of the Lender to serve legal process in any other manner or method permitted by law or affect its right to bring any Proceeding against the Borrower or its property in the courts of any other jurisdiction.

SECTION 14.    DOLLAR LOAN AND JUDGMENT
    This is an international finance transaction in which the specification of payment in Dollars is of the essence. Dollars shall be the currency of account and of payment in all events, except as otherwise specifically set forth herein. The Borrower’s obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of Dollars expressed to be payable to the Lender under this Agreement. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (and such conversion rate or methodology is not otherwise specified herein for such circumstances), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with such other currency on the SOFR Banking Day preceding that on which final, non-appealable judgment is given. The obligation of the Borrower in respect of any sum due hereunder shall, notwithstanding any judgment in currency other than Dollars, be discharged only to the extent that on the SOFR Banking Day following receipt by the Lender of any sum adjudged to be so due in such other currency, the Lender may, in accordance with normal, reasonable banking procedures, purchase Dollars with the amount of the judgment currency so adjudged to be due. If the amount of Dollars so purchased is less than the sum originally due to the Lender in Dollars, the Borrower agrees, as a separate and independent obligation of the Borrower, to indemnify the Lender against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Lender in Dollars, the Lender agrees to repay such excess to the Borrower.

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SECTION 15.    RIGHT TO SET-OFF
15.1    Upon the occurrence and during the continuance of any Event of Default, the Lender and any of its Affiliates are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other Indebtedness at any time therefore owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, each Note and the Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The Lender agrees to notify the Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.
15.2    The Borrower hereby authorizes the Lender and any of its Affiliates, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with the Lender or any of its Affiliates any amount so due even if such charge causes any such accounts to be overdrawn. The Lender is hereby authorized to deliver a copy of this Agreement to any of its Affiliates for the purposes described in this Section 15.
15.3    For the purpose of determining, if necessary, the currency equivalent of the amount of any deposit or indebtedness that shall be set-off and applied against any and all obligations of the Borrower hereunder or that may be charged against any or all of the Borrower’s accounts with the Lender or any of its Affiliates the method of determination shall be that which, in accordance with normal banking procedures, will be necessary to purchase with such other currency, in the City of New York, the amount of Dollars that the Borrower has so failed to pay when due. For such purposes, the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact to buy foreign currency by means of a foreign exchange transaction.

SECTION 16.    WAIVERS BY BORROWER.
    The Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any Proceeding in any New York State or U.S. Federal court sitting in The City of New York and irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any Proceeding in any such court. The Borrower hereby irrevocably and unconditionally waives and agrees not to plead or claim any immunity in respect of its obligations under the Documents, including for purposes of the U.S. Foreign Sovereign Immunities Act. The Borrower hereby waives any rights it may have to require the Lender to proceed against either the Borrower, or any other Person, to proceed against or exhaust any deposit or any other security held by the Lender, or to pursue any other remedy available to the Lender.

SECTION 17.    ASSIGNMENTS.
17.1    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower shall not have the right to assign, transfer or participate its rights and/or obligations hereunder or any interest herein without the prior written consent of the Lender. The Lender may assign or transfer all or any part of its rights, benefits and obligations or any interest herein and in respect of each Note hereunder, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), except that no such consent shall be required to the extent that such assignment or transfer is to an Affiliate of the Lender or is made during the occurrence and continuance of an Event of Default. Notwithstanding the foregoing, any assignment, transfer of, or participation in, all or any part of the rights, benefits and obligations or any interest herein and in respect of each Note hereunder of the Lender or any of its successors, shall only be permitted to or by a Non-Public Lender. Promptly upon the
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consummation of any assignment or transfer of all or any part of any Loan, the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor, if applicable, and the transferee, in each case in principal amount reflecting the principal amount of the Loans so transferred; provided that any original Notes which have been replaced have been returned to the Borrower marked “cancelled”. Any expenses payable in connection with any issue of substitute Notes shall be borne by the Lender other than those arising pursuant to a transfer made during the occurrence and continuance of an Event of Default, which shall be borne by the Borrower.
17.2    The Borrower hereby authorizes the Lender to disclose information relating to the Borrower, its Affiliates and/or the transactions contemplated hereby to any actual or potential participants, transferees and/or assignees, if the Lender deems such disclosure necessary, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential.

SECTION 18.    COSTS AND EXPENSES.
    The Borrower hereby agrees to pay to the Lender, within 10 (ten) days of written request by the Lender (a) all costs and expenses (including without limitation reasonable counsel fees and expenses) in connection with (i) the preparation of the Documents, and (ii) the enforcement of the Documents or any other documents related hereto or arising herefrom, or preservation of any rights of the Lender thereunder; and (b) all reasonable losses or expenses (including, without limitation, any loss suffered as a result of re-employing deposits acquired by the Lender for the purpose of funding any Loan at a rate of return lower than the cost of acquiring the deposits or any expense incurred by the Lender in liquidating the deposits) incurred as a consequence of the Borrower’s (i) revocation of the Loan Request after it has been delivered to the Lender; (ii) failure to borrow a Loan after delivery of the Loan Request therefor, (iii) failure to pay any amount payable hereunder or under any Note as and when due, or (iv) making any payment of principal of any Loan other than on the Principal Payment Date for such Loan.

SECTION 19.    AMENDMENTS.
    Any amendment, modification, termination or waiver of any provision of the Documents or of any other documents or instruments, or consent to any departure by the Lender or the Borrower therefrom, shall only be effective if in writing and signed by the parties hereto.

SECTION 20.    NOTICES.
    All notices and other communications under the Documents shall be in writing and addressed or sent as set forth in the Summary of Terms or to such other address, telex, or fax numbers as any party hereto may from time to time designate. All such notices shall be effective, if hand-delivered upon delivery, or if mailed, when received or if faxed or telexed, when transmitted.

SECTION 21.    GENERAL PROVISIONS.
    (a) Severability. Any provision herein that is prohibited or unenforceable in any jurisdiction shall be ineffective only to the extent of such prohibition or non-enforcement without invalidating the remaining provisions hereof or affecting the validity or enforcement of such provision in any other jurisdiction.
    (b) Survival. All covenants, agreements, representations and warranties of the Borrower made herein or in any other Document or instrument delivered pursuant hereto shall continue in full force and effect so long as any amounts due to the Lender hereunder or under any Note remain unpaid notwithstanding any investigation heretofore or hereafter made by the Lender, and the Lender shall not be deemed to have waived, by reason of making the Loan, any Event of Default which may arise by reason of any representation or warranty proving to have been false or misleading on the date made or reaffirmed, as the case may be, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or
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warranty was false or misleading at the time the Loan was made. In addition, the obligations of the Borrower under Section 8 (Taxes; Increased Costs), Section 9 (Representations and Warranties), Section 13 (Consent to Jurisdiction; Service of Process), Section 18 (Costs and Expenses) and Section 21(c) (Indemnification) shall survive the repayment of the Loans, the cancellation of the Notes and the termination of the other obligations of the Borrower hereunder.
    (c) Indemnification. The Borrower agrees to hold the Lender and its officers, directors, shareholders, employees, agents, servants, correspondents and their respective successors and assigns indemnified against and harmless from any and all claims, liabilities, costs, losses or damages, including reasonable counsel fees, in any way arising from or in connection with or related to any of the transactions contemplated hereby or any other Document or instrument related hereto, except to the extent such claims, liabilities, costs, losses or damages are determined by the final and non-appealable judgment of a court of competent jurisdiction to specifically have been directly caused by the gross negligence or willful misconduct of the Person to be indemnified. The Borrower shall indemnify the Lender against any claims, liabilities, costs, losses or damages which arise from any variation in rates of exchange between the currency in which such amount was due and the currency in which any judgment is obtained or enforced between the date of the said amount becoming due (or the date of the said judgment being obtained as the case may be) and the date of actual payment thereof. The Borrower also agrees not to assert any claim against the Lender, any of its Affiliates, or any of its officers, directors, shareholders, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loan. This Section 21.1(c) shall not apply to Taxes or Other Taxes, which shall be indemnified pursuant to Section 8.3, other than any Taxes or Other Taxes that represent claims, liabilities, costs, losses or damages arising from any non-tax claim.
    (d) Tax Risks. Without prejudice to Section 8 of this Agreement, the Borrower represents that it has conducted its own independent review of the tax laws and regulations applicable to this Agreement, the Loans and the Documents, and in evaluating such risks and making their decision to enter into this Agreement, it has obtained such professional advice as it has deemed appropriate in the circumstances and is aware of, understands and assumes the risks relating to the taxation of this Agreement, the Loans and the Documents.
    (e) Section Headings. The section headings and captions appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
    (f) Illegality. If the Lender determines at any time that any applicable law, rule, regulation or treaty or change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to fulfill its commitment to make or maintain any Loan hereunder, to maintain the Agreement or to claim or receive any amount payable hereunder, the Lender shall give notice of such determination to the Borrower whereupon the obligations of the Lender hereunder shall terminate and the Borrower, immediately upon receipt of such notice, shall prepay in full the then Revolving Credit Exposure together with accrued interest thereon. Prepayment pursuant to this Section shall be made without premium but together with interest accrued thereon to the date of prepayment.
    (g) Cumulative Rights; No Waiver. The rights and remedies provided herein are cumulative and not exclusive of any other remedies provided by law. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver or novation, nor shall it prevent the Lender from exercising such right, power or remedy at any time in the future.
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    (h) Notices and Demands. The Lender shall be under no duty or obligation to the Borrower whatsoever to make or give any presentment, demand for performance, notice of non-performance, protest, notice of protest, or notice of dishonor in connection with any Document or the Loan or any agreement, document or instrument relating to any of the foregoing.
    (i) Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATING TO ANY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
    (j) Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it may be required to obtain, verify and record information that identifies the Borrower, including the name and address thereof and other information that allows the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are requested by the Lender to comply with the Patriot Act.
    (k) Acknowledgement. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of the Documents; and (b) the Lender does not have a fiduciary relationship to the Borrower, and the relationship between the Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor.
    (l) Counterparts. This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
    (m) Entire Agreement. This Agreement, the other Documents and the other documents delivered or entered into in connection with the foregoing constitute the entire agreement between the parties hereto regarding the subject matter hereof and supersede all prior agreements, both written and oral, between the parties.
    (n) Disclosure and Consent to Share Information. The Borrower is aware that the Lender or any of the Lender’s Affiliates, at any time and on an irrevocable and irreversible basis, even after termination of this operation, may be required by laws or regulations of different jurisdictions to provide records and information, including financial, relating to the Borrower and this Agreement and the transactions relating hereto. The Borrower hereby irrevocably authorize the Lender to disclose to any of the Lender’s affiliates, governmental or regulatory agencies, tax, customs or judicial or arbitral authorities, any rating agency, auditor, insurance or reinsurance broker, professional advisor, insurer and/or reinsurer any such information and any information relating to the Borrower and/or its Affiliates, and whoever else has legitimate access to the transaction, in any jurisdiction that so requires if the Lender deems such disclosure to be necessary or advisable in carrying out its duties, obligations, commitments or activities, or for the purpose of its asset, liability or risk management policies, or as may be required by law, regulation or judicial, arbitral or administrative process. The Borrower is aware that the Lender or any of the Lender’s Affiliates may obtain, directly or indirectly, funding with any third parties, and the Lender and/or any of the Lender’s Affiliates are authorized to provide to such third parties information and records relating to this Agreement and the transactions relating hereto. The Lender and any of its Affiliates are hereby expressly and irrevocably authorized by the Borrower, and hence expressly relieved from its bank secrecy obligations, to (i) exchange any document (including corporate documents) received from the Borrower (or
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any third party acting on behalf of the Borrower), and the Borrower take responsibility for the accuracy, reliability and completeness of the information contained in their respective documents; (ii) exchange information about any transaction that the Borrower have performed or will perform; and (iii) use the name and/or trademark logo, or refer to or identify the transactions contemplated in this Agreement in advertising, publicity releases, or promotional or marketing events, initiatives and publications or correspondence to others in respect to the entering into and performance of any transactions contemplated in this Agreement.
    (o) Language. This Agreement and any other document relating hereto shall be in English. Should this Agreement be translated and delivered in a language other than English, the English version shall prevail in the event of any conflict.
    (p) Antibribery. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and its and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (“Anti-Corruption Laws”), in particular Law No. 12.846/13, the FCPA Foreign Corrupt Practices Act and the UK Bribery Act. The Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in any manner that would result in violation of any Anti-Corruption Laws.
    (q) Digital and Electronic Signature. The parties acknowledge that this Agreement may, at the parties discretion, be signed digitally and/or electronically in accordance with the current legislation, and acknowledge that, including when signed in these formats, this Agreement is valid, authentic, legitimate and effective for all lawful purposes. The parties also recognize that any divergence between the date of this Agreement and the date that appears in the indicative elements of its electronic or digital formalization exists only due to formal procedures, being valid, for all legal purposes and to regulate all of the events of this Loan, the dates registered in the Agreement itself.
    (r) Non residency or operations in the Bahamas. The Borrower hereby certifies that it is not, and none of its legal representatives is, a resident of the Bahamas (“Bahamian Non-resident”). For the avoidance of doubt, shall be considered as Bahamian Non-resident(s): (i) non-Bahamian citizens (except permanent residents with the right to engage in employment); (ii) entities owned by non-Bahamian citizens; and (iii) Bahamian foreign-owned companies that do business exclusively outside the Bahamas and in cases of partnership and trusts, a trust or partnership that does not do business in The Bahamas. The Borrower further certifies that it: (i) does not operate or conduct business locally in the Bahamian economy, nor with Bahamian residents, (ii) does not generate any income in Bahamian dollars, and (iii) is held only by non-Bahamian residents.
(s) Power of Attorney. If a party to this Document is represented by an attorney or attorneys in connection with the execution of this Document or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

Arcos Dorados B.V. (Borrower)

By:	/s/ Marcelo Rabach	By:	/s/ Digna van der Pol
	Name: Marcelo Rabac		Name: Dignata Irene van der Pol
	Title: Director of Arcos Dorados Holdings Inc Arcos Dorados Holdings Inc. – Director A		Title: Director B

ITAU UNIBANCO S.A., NASSAU BRANCH (Lender)

By:	/s/ Name: Jorge Marizcurrena	By:	/s/ Paula Espindola Scarone
	Name: Name: Jorge Marizcurrena		Name: Paula Espindola Scarone

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EXHIBIT A

FORM OF THE OFFICER’S CERTIFICATE
(Borrower’s letterhead)

[date]

To
Itaú Unibanco S.A., Nassau Branch
Paraguay 2141, 18th floor, Office 1802
Montevideo, Uruguay, C.P. 11.800
At: Jorge Luis Marizcurrena Vejo

I refer to the Revolving Credit Facility Agreement Nr. ___ (as it may be amended, varied, novated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of ______, 20__ between ________ as Borrower and Itaú Unibanco S.A., Nassau Branch as the Lender. Capitalized terms used herein unless otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

I am a _______[title]____________ of the Borrower and, pursuant to Section 3(a)(iii) of the Loan Agreement, hereby certify in this certificate (this “Certificate”) as follows:

(1)    I am duly authorized to give this Certificate.

(2)    Powers: Attached as Annex I to this Certificate are true, complete and up-to-date copies of the Governing Documents of the Borrower as in effect on the date hereof and on the date of the Borrower’s execution and delivery of the Documents and as last amended or modified on ________. The Borrower is carrying on a business authorized under its Governing Documents. Neither the entry into the Documents nor the execution and delivery of the Note by the Borrower, nor the exercise of its rights and/or performance of or compliance with its obligations under the Documents does or will violate, or exceed any borrowing or other power or restriction granted or imposed by, its Governing Documents.

(3)    Due Execution: Attached as Annex II to this Certificate is an Incumbency Certificate dated as of ___________, executed by the [general counsel/secretary] of the Borrower containing a list of the names and titles, and specimen of the signatures, of the persons who are at the date of this Certificate officers of the Borrower or attorneys-in-fact of the Borrower/ and who (either individually or with others, as provided in the [Resolutions/Governing Documents]1) are authorized, on behalf of the Borrower, to sign the Documents and are authorized to give all communications and take any other action required under or in connection with the Documents on behalf of the Borrower.

1 Choose as appropriate

(4)    Due Authorization: [Use this bracketed alternative if the Governing Documents require approval of the Board of Directors/shareholders and delete the other alternative: Attached as Annex III to this Certificate is a true and complete certified copy of the minutes (including, if the same is not in the English language, an accurate English translation thereof) of a duly convened meeting of its [board of directors, shareholders, members etc]2 duly held on ________ __, 20__, at which a duly constituted quorum was present and voting throughout and at which the resolutions set out in the minutes were duly passed and adopted (the “Resolutions”). Each of the Resolutions remains in full force and effect and has not been amended, modified, revoked or rescinded. The Resolutions constitute all action necessary on the part of the Borrower to approve the execution and delivery by the Borrower of the Documents, the borrowings thereunder and the performance by the Borrower of its obligations thereunder.] [Use this bracketed alternative if the Governing Documents do not require approval of the Board of Directors/shareholders and delete the other alternative: The Governing Documents of the Borrower provide all authorizations necessary for the Borrower to execute, deliver and perform the Documents to which it is a party, and no further action is necessary for the Borrower to execute, deliver and perform the Documents to which it is a party.]

(5)    Default: No Default has occurred and is continuing as of the date of this Certificate.

(6)    Covenants and Representations and Warranties: As of the date hereof the Borrower is in full compliance with all covenants under the Documents that are applicable to it and all representations and warranties of the Borrower contained in the Documents and any certificates, statements or other documents delivered pursuant thereto are true and correct as of this date.

__________________________________
Name:
Title:

2 Insert the relevant corporate body (Board of Directors, Executive Committee) or other group (such as shareholders), as appropriate, if this bracketed clause is applicable
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ANNEX I TO EXHIBIT A

COPIES OF THE GOVERNING DOCUMENTS OF THE BORROWER

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ANNEX II TO EXHIBIT A

FORM OF THE INCUMBENCY CERTIFICATE
(Borrower’s letterhead)

I refer to Revolving Credit Facility Agreement Nr. ___ (as it may be amended, varied, novated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of ______, 20__ between ________ as Borrower, and Itaú Unibanco S.A., Nassau Branch as the Lender. Capitalized terms used herein unless otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

The undersigned certifies that he is the [General Counsel/Secretary] of the Borrower (the “Company”), and that, as such, he is authorized to execute this Certificate on behalf of the Borrower and further certifies that the following are the names, offices and true and genuine specimen signatures of the persons each of whom are authorized, on behalf of the Borrower to sign the Documents and are authorized to give all communications and take any other action required under or in connection with the Documents on behalf of the Borrower:

Name	Office	Signature

You may assume that each such person continues to be so authorized until you receive authorized written notice that they, or any of them, are no longer so authorized.

IN WITNESS WHEREOF, I have hereunto executed this certificate as of the date set forth below.

Dated: ____ __, 20__

___________________________________
Name:
Title: [General Counsel/Secretary]

* Signatures of the officers who will sign the Agreement and the Promissory Note. Shall NOT be the signatory of the Incumbency Certificate.

** IMPORTANT: The signatory of the Incumbency Certificate MUST NOT certify his/her own signature (i.e. the Transaction Documents must not be signed by the signatory of the Incumbency Certificate). **

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ANNEX III TO EXHIBIT A

COPIES OF THE MINUTES OF BOARD OF DIRECTORS OF THE BORROWER

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EXHIBIT B

FORM OF THE LOAN REQUEST
(Borrower’s letterhead)

(Date)
To
Itaú Unibanco S.A., Nassau Branch
Paraguay 2141, 18th floor, Office 1802
Montevideo, Uruguay, C.P. 11.800
At: Jorge Luis Marizcurrena Vejo

Re:    Loan Request under the Revolving Credit Facility Agreement Nr. [ ] between Itaú Unibanco S.A., Nassau Branch (Lender) and [ ] (Borrower) dated as of [ ] for up to US$ [ ] ([ ] U.S. Dollars) (the “Agreement”).

Dear Sir/Madam:

Pursuant to Section 3(a)(v) of the above-mentioned Agreement and subject to the conditions under the Documents, we hereby request the following Loan:

1.Amount: US$ [_] ([____] U.S. Dollars)
2.Interest Rate: [Base Interest Rate / Step-Up Interest Rate]
2.    Disbursement Date: [____]
3.     Principal Payment Date: [____]
4.    Interest Payment Date: [____]

Please credit the amount of the Loan to the Deposit Account, as specified in Summary of Terms, pursuant to the Agreement, under advice to us.

We confirm that, on the date hereof, the representations and warranties set forth in the Agreement are true and that no Default has occurred or will result from the disbursement of the Loan requested hereby.

Capitalized terms used herein shall have the same meanings given to them in the Agreement.

Sincerely,

By [BORROWER]

Name:	Name:
Title:	Title:

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EXHIBIT C

FORM OF THE PROMISSORY NOTE

Amount: US$[____]
(Date)

FOR VALUE RECEIVED, the undersigned, [____], a [____] organized and existing under the laws of [____], with its principal offices located at [____] (the “Borrower”), HEREBY IRREVOCABLY AND UNCONDITIONALLY PROMISES TO PAY to the order of Itaú Unibanco S.A., Nassau Branch (the “Lender”), the principal sum of US$ [____] ([____] U.S. Dollars) on [____]. The Borrower also promises to pay interest on the outstanding principal amount hereof from the date hereof until such principal amount has been paid in full at a [____] interest rate per annum. Wherever used in this Note, unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

Both principal and interest hereunder are payable in lawful money of the United States of America without setoff or counterclaim (in immediately available U.S. Dollars) to the Lender, no later than 12:00 noon (New York City time) at its account[___], in JP Morgan Chase Bank (New York), in favor of Itaú Unibanco S.A., Nassau Branch, or such other account of the Lender as notified to us in writing, free and clear of, and without deduction for, any and all present and future taxes, levies, imposts, charges and withholdings whatsoever.

In the event the principal amount of this Note is not paid in full when due, such unpaid principal amount shall carry interest from the due date thereof until the date payment is received by the holder hereof (after as well as before judgment) at an interest rate equal to 2.0% (two percent) per annum in excess of the interest rate that would otherwise be applicable hereto.

Upon and during the continuation of an Event of Default (as defined in the Agreement), the unpaid principal balance of the Loan evidenced by this Note may be declared, and immediately shall become, due and payable without demand, notice or legal process of any kind.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. The failure of any holder of this Note to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note is a Note referred to in Revolving Credit Facility Agreement Nr. [ ], dated as of [_____], between the Lender and the Borrower, as amended, supplemented or otherwise modified from time to time (the “Agreement”), which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events therein specified.

This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America, as specified in the Agreement.

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EACH OF THE BORROWER AND THE LENDER BY ITS ACCEPTANCE HEREOF, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATED TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

By [BORROWER]

Name:	Name:
Title:	Title:

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EXHIBIT D

POINTS OF [ ] OPINION

Corporate Status
1.Arcos Dorados B.V. is validly existing as a besloten vennootschap met beperkte aansprakelijkheid.

Corporate Power
2.Arcos Dorados B.V. has the corporate power to enter into the Credit Agreement and to perform its obligations thereunder. Arcos Dorados B.V. does not violate any provision of its Articles of Association by entering into the Credit Agreement or performing its obligations thereunder.

Corporate Action
3.Arcos Dorados B.V. has taken all corporate action required by its Articles of Association and Dutch law in connection with entering into the Credit Agreement and the performance of its obligations thereunder.

Valid Signing
4.The Credit Agreement has been validly signed on behalf of Arcos Dorados B.V.

Choice of Law
5.The choice of the laws of the State of New York to govern the obligations of Arcos Dorados B.V. under the Credit Agreement is recognized under Dutch law and will be given effect to by the Dutch courts.

Pari Passu Ranking of Obligations
6.The payment obligations of Arcos Dorados B.V. under the Credit Agreement rank at least pari passu with all other unsecured obligations of the Dutch Company, other than obligations which are preferred or otherwise have priority by operation of law.

No Violation of Law
7.The entering into of the Credit Agreement by Arcos Dorados B.V. and the performance by Arcos Dorados B.V. of its obligations thereunder does not in itself result in a violation of Dutch law.

Jurisdiction
8.The agreement conferring jurisdiction in the Credit Agreement is recognized under Dutch law.

No Immunity
9.Arcos Dorados B.V. does not enjoy any right of immunity from legal proceedings in the Netherlands in relation to the Credit Agreement, it cannot claim immunity from the enforcement of judgments of Dutch courts and its assets located in the Netherlands do not enjoy immunity from attachment or enforcement in the Netherlands.

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No Authorizations, Consents or Approvals
10.No authorization, consent, approval, license or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by Arcos Dorados B.V. in connection with its entering into the Credit Agreement or the performance of its obligations thereunder.

Enforcement of Judgments
11.There is no enforcement treaty between the Netherlands and the United States of America. Consequently, a judgment of a New York Court cannot be enforced in the Netherlands. In order to obtain a judgment in respect of the Credit Agreement that can be enforced in the Netherlands against Arcos Dorados B.V., the dispute will have to be re-litigated before the competent Dutch court. This court will have discretion to attach such weight to the judgment of a New York Court as it deems appropriate. Given the submission by Arcos Dorados B.V. to the jurisdiction of the New York Courts, the Dutch courts can be expected to give conclusive effect to a final and enforceable judgment of such court in respect of the obligations under the Credit Agreement without re-examination or re-litigation of the substantive matters adjudicated upon. This would require (i) the court involved accepted jurisdiction on the basis of an internationally recognized ground to accept jurisdiction, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), (iii) such judgment not being contrary to the public policy of the Netherlands and (iv) such judgment not being incompatible with a judgment given between the same parties by a Dutch court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment is recognizable in the Netherlands.

No Tax Residency
12.The Addressee will not become or be deemed to become resident or domiciled in the Netherlands for Dutch tax purposes or otherwise become subject to Dutch taxation on income or capital gains by reason only of (i) the signing or enforcement of the Credit Agreement, or (ii) the performance by Arcos Dorados B.V. of its obligations under the Credit Agreement.

No Withholding Tax
13.All payments of principal and interest made by Arcos Dorados B.V. to the Addressee under the Credit Agreement may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Choice of Law Appointment Process Agent

14.The choice of New York law to govern the appointment by Arcos Dorados B.V. of an agent for service of process in the Credit Agreement is recognised under Dutch law and, accordingly, the validity of such appointment is determined by reference to New York law.
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EXHIBIT F

FORM OF THE PREPAYMENT NOTICE
(Borrower’s letterhead)

(Date)
To
Itaú Unibanco S.A., Nassau Branch
Paraguay 2141, 18th floor, Office 1802
Montevideo, Uruguay, C.P. 11.800
At: Jorge Luis Marizcurrena Vejo

Re:    Prepayment Notice under the Revolving Credit Facility Agreement Nr. [ ] between Itaú Unibanco S.A., Nassau Branch (Lender) and [ ] (Borrower) dated as of [ ] for up to US$ [ ] ([ ] U.S. Dollars) (the “Agreement”).

Dear Sir/Madam:

Pursuant to Section 7.5 of the above-mentioned Agreement and subject to the conditions under the Documents, we hereby notify you that we will prepay the following Loan(s):

1.Loan
a.Disbursement Date: [____]
b.Principal outstanding: [____]
c.Amount to be prepaid: [____]

2.Loan
a.Disbursement Date: [____]
b.Principal outstanding: [____]
c.Amount to be prepaid: [____]

Capitalized terms used herein shall have the same meanings given to them in the Agreement.

Sincerely,

By [BORROWER]

Name:	Name:
Title:	Title:

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